EXHIBIT 1

                                CASH TRANSACTIONS

                            CANADIAN GENERAL CAPITAL

6/30/96    Receipt of Interest on Canadian General Insurance       $2,281,455.31
           Group Limited 9.125% Subordinated Debentures due
           March 31, 2026

6/30/96    Funds disbursed to Holders of Canadian General Trust    $2,281,455.31
           Originated Preferred Securities and Common Stock


Dated:     August 1, 1996


                                         IBJ SCHRODER BANK & TRUST COMPANY
                                           as Administrative Trustee


                                         By: /s/ Max Vollmar
                                         -------------------
                                         Max Vollmar
                                         Vice President